   As filed with the Securities and Exchange Commission on February 11, 1999
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               SIONIX CORPORATION
             (Exact name of registrant as specified in its charter)

            UTAH                                 87-0428526
(State or other jurisdiction of     (I.R.S. Employer Identification No.)
incorporation or organization)

                               9272 JERONIMO ROAD
                                IRVINE, CA 92618
               (Address of Principal Executive Office) (Zip Code)

         CONSULTING AGREEMENT WITH DAVID PHILLIPS, DATED AUGUST 19, 1998
           CONSULTING AGREEMENT WITH DON BASCH, DATED AUGUST 19, 1998
                           (Full titles of the plans)

                                 JAMES J. HOUTZ
                               9272 JERONIMO ROAD
                                IRVINE, CA 92618
                     (Name and address of agent for service)

                                 (949) 454-9283
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                             ROBERT J. ZEPFEL, ESQ.
                               HADDAN & ZEPFEL LLP
                         4675 MACARTHUR COURT, SUITE 710
                             NEWPORT BEACH, CA 92660
                                 (949) 752-6100

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

                                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
Title of Securities      Amount to         Proposed Maximum               Proposed Maximum               Amount of
to Be Registered         Be Registered     Offering Price Per Share (1)   Aggregate Offering Price (1)   Registration Fee
----------------         -------------     ----------------------------   ----------------------------   ----------------
Common Stock,
without par value           165,108                 $ .343                            $56,632                  $ 15.74

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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on February 8, 1999.
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
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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        The following document filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") by Sionix Corporation (the "Company") is hereby incorporated by reference in this Registration Statement except as superseded or modified herein: the Annual Report on Form 10-K for the year ended September 30, 1998, including any amendment or reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post- effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         The holders of Common Stock of the Company are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders .Holders of Common Stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders are able to elect the entire Board of Directors, and if they do so, minority stockholders would not be able to elect any members to the Board of Directors. The Company's bylaws provide that a majority of the issued and outstanding shares of the Company constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute. Stockholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences. Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 16-10a-903 of the Utah Revised Business Corporation Act (the "URBCA"), and the Company's Articles of Incorporation, the Company is required to indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the

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corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful. Pursuant to
Section 16-10a-902 and subject to Section 16-10a-906, the Company may indemnify a director for reasonable expenses incurred in a proceeding. The Company's Articles of Incorporation contain certain provisions permitted under the Utah Revised Business Corporation Act, relating to the liability of directors. These provisions eliminate the liability of a director to the Company or to its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 16-10a-842 (regarding unlawful distributions); or (d) an intentional violation of criminal law. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. The Company's By-laws also contains certain provisions permitted under the URBCA relating to indemnification of directors and officers of the Company. In general, these provisions permit the indemnification of directors and officers in certain circumstances if the person seeking indemnification acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had not reasonable cause to believe his or her conduct was unlawful. The provisions also provide for the reimbursement and/or advancement of expenses to directors and officers under certain circumstances, which provisions are consistent with the URBCA. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable

ITEM 8. EXHIBITS.

        3.1    Amended and Restated Articles of Incorporation of the Company.(1)

        3.2    Amended and Restated Bylaws of  the Company.(1)

        5.1    Opinion of  Haddan & Zepfel LLP

        23.1   Consent of Jones, Jensen & Company

        24.2   Consent of Haddan & Zepfel LLP (included in Exhibit 5.1)

(1) Incorporated by reference from Registrant's Registration Statement on Form S-8, filed with the Commission on July 26, 1996, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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



               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 10, 1999.


                      Sionix Corporation

                      By: /s/ James J. Houtz
                          -----------------------------------
                          James J. Houtz, President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Houtz his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

 Signature                                      Title                                Date
 ---------                                      -----                                ----
(1)  Principal Executive Officer


 /s/ James J. Houtz                          President and a                   February 10, 1999
-----------------------------------            Director
James J. Houtz

(2)  Principal Financial and Accounting Officer


 /s/ Robert E. McCray                         Chief Financial Officer          February 10, 1999
-----------------------------------             and a Director
Robert E. McCray

(3)  Directors


/s/  Joan C. Horowitz                         Secretary/Treasurer and a
-----------------------------------             Director                       February 10, 1999
Joan C. Horowitz


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                                  EXHIBIT INDEX

EXHIBIT
NUMBER         DESCRIPTION
------         -----------

 3.1    Amended and Restated Articles of Incorporation of the Company(1)

 3.2    Amended and Restated Bylaws of the Company (1)

 5.1    Opinion of  Haddan & Zepfel LLP

23.1    Consent of Jones, Jensen & Company

24.2    Consent of Haddan & Zepfel LLP (included in Exhibit 5.1)

(1) Incorporated by reference from Registrant's Registration Statement on Form S-8, filed with the Commission on July 26, 1996, and incorporated herein by reference.